UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 22, 2013

CBL & ASSOCIATES PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12494	62-1545718
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 500, 2030 Hamilton Place Blvd., Chattanooga, TN 37421
(Address of principal executive office, including zip code)

(423) 855-0001
(Registrant's telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On February 22, 2013, CBL & Associates Limited Partnership (the “Operating Partnership”), the operating partnership of CBL & Associates Properties, Inc. (the “Company”), closed on an extension and modification of its $105.0 million credit facility. The facility was converted from secured to unsecured and now consists of a credit facility with a capacity of $100.0 million and an unsecured term loan of $50.0 million. First Tennessee Bank National Association serves as administrative agent for the lender group of the facility. The Company has customary corporate and commercial banking relationships with several of the lenders as well as with the administrative agent.
The $100.0 million facility will mature on February 5, 2016 and will bear interest at an annual rate equal to the one-month London Interbank Offered Rate (“LIBOR”) plus a spread of 155 to 210 basis points, depending on the Operating Partnership's leverage ratio. The Operating Partnership is required to pay an annual fee, to be paid quarterly, of either 0.25% or 0.30%, based upon any unused amount of the facility. The Operating Partnership paid a one-time fee of 0.30% of the facility at closing.
The $100.0 million facility also provides that in the event the Operating Partnership obtains an investment grade rating by either Moody's or Standard & Poor's, the Operating Partnership may make a one-time irrevocable election to use its credit rating to determine the interest rate on the facility. If the Operating Partnership were to make such an election, the facility will bear interest at an annual rate equal to one-month LIBOR plus a spread of 100 to 175 basis points. Once the Operating Partnership elects to use its credit rating to determine the interest rate on the facility, it will begin to pay an annual facility fee that ranges from 0.15% to 0.35% (depending on the rating) of the total capacity of the facility and will no longer pay the annual fee based on any unused amount of the facility, as described above.
The $50.0 million unsecured term loan will mature on February 5, 2018 and will bear interest an annual rate equal to the one-month LIBOR plus 190 basis points. The Operating Partnership paid a one-time fee of 0.30% of the term loan amount at closing.
The agreement to the $100.0 million credit facility and the $50.0 million unsecured term loan contains, among other restrictions, certain financial covenants including the maintenance of certain financial coverage ratios, minimum net worth requirements, minimum unencumbered asset ratios, and maximum secured indebtedness ratios. The agreement contains default provisions customary for transactions of this nature (with applicable customary grace periods). Additionally, any default in the payment of any recourse indebtedness greater than or equal to $50.0 million or any non-recourse indebtedness greater than $150.0 million (for the Company's ownership share) of the Company, the Operating Partnership or any Subsidiary, as defined, will constitute an event of default under the agreement. The agreement also restricts the Company's ability to enter into any transaction that could result in certain changes in its ownership or structure as described under the heading “Change of Control/Change in Management” in the agreement. The obligations of the Operating Partnership under the agreement also will be unconditionally guaranteed, jointly and severally, by any subsidiary of the Operating Partnership to the extent such subsidiary becomes a material subsidiary and is not otherwise an excluded subsidiary, as defined in the agreement.
The amended and restated loan agreement is attached hereto as Exhibit 10.15.3.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

Not applicable

(b)	Pro Forma Financial Information

Not applicable

(c)	Shell Company Transactions

Not applicable

(d)	Exhibits

Exhibit Number	Description
10.15.3	Amended and Restated Loan Agreement by and among the Operating Partnership, the Company and First Tennessee Bank National Association, et al, dated February 22, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

/s/ Farzana K. Mitchell
___________________________________
Farzana K. Mitchell
Executive Vice President -
Chief Financial Officer and Treasurer

Date: February 28, 2013